DERMISONICS(TM)

Four Tower Bridge, 200 Barr Harbor Drive            West Conshohocken, PA 19428
(888) 401-DERM                                               (610) 941-2990 fax
(610) 941-2780
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Via E-Mail

September 7, 2005

Bruce K. Redding, Jr.
One Kathryn Lane
Broomhall, Pennsylvania 19008

                        Re: Revised Employment Agreement

Dear Bruce:

This letter is written to set forth the essential terms of a new employment agreement with you to replace the employment agreement dated July 29, 2004 (the "Old Agreement"). Dermisonics, Inc. (the "Company") agrees to enter into a new employment agreement not later than September 30, 2005 (the "New Agreement") that will incorporate the following terms and conditions:

1. The New Agreement will provide that you will be entitled to receive an incentive bonus payable in restricted shares of stock of the Company as follows:

     1.1 250,000 restricted shares shall be issued to you when the Company receives IRB approval for human pilot trial #2.

     1.2 500,000 restricted shares shall be issued to you when the Company enters into the proposed joint development agreement and related agreements with Avon.

2. Upon your signature evidencing your acceptance of the terms set forth in this letter, the Company will (i) pay you $80,000.00 as partial payment of the past due amounts owed you under the Old Agreement, (ii) issue to you shares of common stock as payment of the balance owed under the Old Agreement times 1.15, which shares of common stock shall be issued at the rate of $1.00 per share and shall be registered as soon as practicable on Form S-8 (the "S-8 Shares"). The S-8 shares shall be placed in an escrow, with an escrow holder acceptable to you and the Company, with an escrow agreement providing for the release of not more than 5,000 shares per week on your written instructions for sale by you. You shall be entitled to retain all of the proceeds from such sales, and you agree that you will not sell the shares at less than $1.00 per share.

3. In connection with the execution of the New Agreement, you agree to the assignment of the intellectual property created from time you executed the Old Agreement until the expiration of the New Agreement, including but not limited to new intellectual property relating to the assets purchased by the Company from Encapsulation Systems, Inc. and


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                                DERMISONICS(TM)

Four Tower Bridge, 200 Barr Harbor Drive            West Conshohocken, PA 19428
(888) 401-DERM                                               (610) 941-2990 fax
(610) 941-2780
-------------------------------------------------------------------------------

     also relating to the U-Wand, as set forth in the provisional patent application for the U-Wand filed by the Company and listing you as the inventor.

4. The New Agreement will provide for incentive bonus payments equal to 1% of the net revenue derived by the Company from Avon sales.

5. The New Agreement will also contain such additional terms (e.g. term, termination provisions, etc.) as agreed upon between you and the Company, which terms shall be negotiated in good faith.

If the foregoing correctly reflects your understanding of the essentials terms of the New Agreement, please so signify by signing below and we will commence the preparation of the initial draft of the New Agreement for your review.



                                        Sincerely,

                                        /S/ Bruce H. Haglund
                                        Bruce  H.  Haglund,
                                        Chairman,  Dermisonics,  Inc.

Agreed  and  Accepted:



----------------------------------
Bruce  K.  Redding,  Jr.

September ___,  2005


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